UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                           FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
   SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
            THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 0-49726


            Yellowstone Corporate Services, Inc.
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   (Exact name of registrant as specified in its charter)


21/F Centre Point, 181-183 Gloucester Road, Wan Chai, Hong Kong
                       (852) 3106-8191
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(Address, including zip code, and telephone number, including area code, of
          registrant's principal executive offices)


               Common Stock, $0.001 par value
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  (Title of each class of securities covered by this Form)


                            None
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(Titles of all other classes of securities for which a duty to file reports
            under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]
Rule 12g-4(a)(1)(ii)    [ ]
Rule 12g-4(a)(2)(i)     [ ]
Rule 12g-4(a)(2)(ii)    [ ]
Rule 12h-3(b)(1)(i)     [ ]
Rule 12h-3(b)(1)(ii)    [ ]
Rule 12h-3(b)(2)(i)     [ ]
Rule 12h-3(b)(2)(ii)    [ ]
Rule 15d-6              [ ]

     Approximate number of holders of record as of the certification or notice date: 55


     Pursuant to the requirements of the Securities Exchange Act of 1934 Yellowstone Corporate Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 5, 2004

By:  /s/ King K. Yu
     -----------------
     King K. Yu
     Director and President